Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Fourth Quarter 2024 Results

MURFREESBORO, Tenn. – (Tuesday, February 25, 2025) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and twelve months ended December 31, 2024.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended December 31, 2024 was $0.95 compared to $0.74 during the same period in the prior year. Net income attributable to common stockholders per diluted common share was $3.13 for both the twelve months ended December 31, 2024 and the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share was $1.24 for the three months ended December 31, 2024 compared to $1.09 during the same period in the prior year. NAREIT FFO per diluted common share for the twelve months ended December 31, 2024 was $4.55 compared to $4.39 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended December 31, 2024 was $1.12 compared to $1.09 during the same period in the prior year. Normalized FFO per diluted common share for the twelve months ended December 31, 2024 was $4.44 compared to $4.33 during the same period in the prior year.

•Normalized FAD for the three months ended December 31, 2024 was $52.1 million compared to $47.3 million during the same period in the prior year. Normalized FAD for the twelve months ended December 31, 2024 was $204.2 million compared to $187.8 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and twelve months ended December 31, 2024 included approximately $2.3 million and $11.2 million, respectively, in the repayment of previously deferred rent and related interest.

•NHI is introducing its 2025 annual guidance range which includes the following:
•NAREIT FFO per diluted common share to a range of $4.59 - $4.66;
•Normalized FFO per diluted common share to a range of $4.59 - $4.66 and
•Normalized FAD to a range of $219.8 million - $223.6 million;

A detailed schedule for the 2025 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended December 31, 2024 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants increased $5.1 million, or 8.3%, primarily as a result of new investments funded since December 2023, partially offset by properties disposed of since December 2023;

•Net operating income (“NOI”) from the Senior Housing Operating Portfolio (“SHOP”) segment, comprised of revenues from resident fees and related services less operating expenses, totaled $3.2 million which is $0.4 million, or 12.5%, higher than the same period in the prior year due primarily to increased revenues from higher occupancy in the Company’s SHOP activities in the current period;

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

•Gains on sales of real estate, net were approximately $5.0 million for the three months ended December 31, 2024, related to the disposition of two properties in the fourth quarter of 2024 previously classified as held for sale. Gains on sales of real estate, net were $1.2 million for the three months ended December 31, 2023, related to the disposition of three properties in the fourth quarter of 2023.
•Gain on forward equity sale agreement, net of $6.3 million for the three months ended December 31, 2024, represents the period a forward sale agreement under the Company’s ATM equity program did not qualify for equity treatment in accordance with ASC 815-40.
Eric Mendelsohn, NHI President and CEO, stated, “The fourth quarter results exceeded our internal expectations as fundamentals remain strong throughout the portfolio with continued improvement in EBITDARM coverage trends, year-over-year cash rental income growth of 8.6%, SHOP NOI growth of 12.5%, and positive contributions from acquisitions completed during the year.”
Mr. Mendelsohn continued, “Our exceptional balance sheet is providing the Company with ready access to capital which creates a significant competitive advantage as we pursue accretive investments. We closed on $237.5 million in new investments during 2024 which was our most active year since 2019. Year-to-date, we have already acquired one senior housing property in Colorado for $21.2 million and we have a very active pipeline. We have signed LOIs for investments totaling $152.3 million with an average yield of approximately 8.2% and we are evaluating a pipeline of approximately $190.0 million, excluding portfolio deals.”
Mr. Mendelsohn concluded, “Our full year results surpassed our initial guidance despite some headwind from a cash-based tenant whose portfolio has now been largely repositioned. Overall, 2024 was a great year for NHI as we transitioned from strategic portfolio optimization to a return to growth and our annual normalized FFO and FAD increased for the first time since 2020. With the introduction of our 2025 guidance, we expect that growth to continue both through multiple internal and external channels.”
Portfolio Activity

•As previously announced, NHI acquired a portfolio of ten assisted living and memory care communities in October 2024 located in North Carolina for a total purchase price of $121.0 million, excluding $0.3 million in closing costs. The 15-year master lease, which includes two five-year extension options, has an initial lease rate of 8.25% with fixed annual escalators of 2%. The master lease includes a $10.0 million earnout incentive which will be added to the respective lease base if funded.

•In December 2024, NHI acquired an assisted living and memory care community located in Georgia for a total purchase price of $6.9 million, including $0.1 million in closing costs. We added the facility to an existing 10-year master lease, which includes two five-year extension options, at an initial lease rate of 8.5% with fixed annual escalators of 2%.

•As previously announced, in November 2024, NHI transitioned a leased assisted living facility located in Alabama to a new operator and wrote off to “Rental income” the straight-line rent receivable of approximately $0.8 million associated with the terminated lease of which $0.7 million represented the balance as of December 31, 2023.

•In the fourth quarter of 2024, NHI completed the sale of two assisted living communities located in Indiana and Florida, previously leased to two of the Company’s cash-basis tenants, for net consideration of approximately $10.5 million, resulting in gains of approximately $4.9 million. Impairment charges previously recognized on one property was $0.7 million and $1.2 million for the years ended December 31, 2024 and 2023, respectively. In addition, the Company provided aggregate financing of approximately $9.4 million, net of discounts, on one of the transactions in the form of notes receivable, which is included in net proceeds.

•In November 2024, NHI amended a mezzanine loan with Capital Funding Group, Inc. Pursuant to the terms of the agreement, the loan increased from $25.0 million to $50.0 million. The loan bears interest at an annual rate of 10.0% and matures December 31, 2028.

•In January 2025, NHI acquired a 109-unit assisted living and memory care community in Montrose, Colorado. The acquisition price was $21.2 million, including $0.2 million in closing costs. The 10-year lease, which includes two five-year extension options, has an initial lease rate of 8.0% with fixed annual escalators of 2%.

Senior Living Management

As previously announced, in late September 2024, Senior Living Management (“SLM”) notified us that ongoing liquidity constraints raised doubts about SLM’s ability to sustain its operations and pay its contractual rent and interest obligations

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

prospectively. In the fourth quarter of 2024, one property was transitioned to a new operator under a new lease agreement, as previously planned, one property classified as assets held for sale was sold, and the remaining two leased properties with a net book value of $6.8 million as of December 31, 2024, were transitioned pursuant to interim management agreements. These two properties were subsequently transitioned to the interim manager pursuant to a new triple-net lease in January 2025. Rental income from SLM recognized for the three and twelve months ended December 31, 2024, was $0.1 million and $2.7 million, respectively.

As of December 31, 2024 and December 31, 2023, NHI had a $10.0 million mortgage note receivable and a $14.5 million mezzanine loan due from affiliates of SLM that were designated as non-performing. There was no interest income received from these non-performing loans for the three months ended December 31, 2024. Interest income was $1.1 million for the twelve months ended December 31, 2024. The credit loss reserve related to these two non-performing loans with SLM totaled $14.8 million at December 31, 2024. In February 2025, the Company received ownership of the property securing the $10.0 million mortgage note receivable in lieu of foreclosure. The fair value of the real estate assets was estimated at $8.6 million, consistent with the net carrying value of the mortgage loan as of December 31, 2024.

Recent Pipeline Developments

•NHI currently has approximately $152.3 million of investment opportunities under Board approved signed Letters of Intent (“LOI”) with an average initial yield of approximately 8.2%. The signed LOIs include primarily sale leaseback investments and a loan with a purchase option in senior housing properties.

•In addition to the investments that have been Board approved, the Company is currently evaluating a pipeline of approximately $190.0 million of investments which include SHOP, sale-leaseback, and loans with purchase options primarily for senior housing assets. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity

As of December 31, 2024, the Company had $1.1 billion in net debt including $331.2 million outstanding on its $700.0 million revolving credit facility.

As previously announced, NHI amended and restated their unsecured revolving credit agreement in October 2024 to extend the maturity date of the revolving credit facility to October 2028, which may be further extended by the Company pursuant to (i) one or both of the two six-month extension options or (ii) one twelve-month extension option. All other provisions, including the interest charged on borrowings, the nature of the financial and other affirmative and negative covenants, and periodic fees owed, remain unchanged. Concurrently with the amendment and restatement of NHI’s unsecured revolving credit agreement, the Company amended the terms of the term loan agreement for the $200 million term loan due June 2025 to, among other things, modify the representations, covenants, financial covenants, and events of default to align with the same provisions in the amended and restated unsecured revolving credit agreement.

At January 31, 2025, NHI had $372.7 million outstanding under the $700.0 million revolving credit facility and approximately $10.8 million in cash and cash equivalents. The Company has $480.0 million available under the at-the-market program, excluding proceeds raised under forward sales agreements.

NHI continues to maintain a strong financial profile, with a net debt to adjusted EBITDA ratio that is at the low end of the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Forward Sale Agreements

In the fourth quarter of 2024, NHI partially settled the forward equity sale agreements entered into in August 2024, by issuing approximately 1.8 million shares of common stock for net proceeds of approximately $122.4 million. As of December 31, 2024, the remaining 1.0 million shares of common stock were available for settlement for proceeds of approximately $64.9 million at a forward price of $67.65.

ATM Equity Program

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

During the fourth quarter of 2024, NHI utilized the forward provisions under the ATM equity program to allow for the sale of approximately 1.0 million shares of its common stock, at an initial forward sale price of $75.17 per share. NHI did not receive any proceeds from the sale of common shares by the forward purchasers at the time of the offering. NHI issued approximately 0.3 million common shares through the ATM forward sale agreements with an average price of $75.22, resulting in net proceeds of approximately $20.0 million. As of December 31, 2024, the remaining approximately 0.7 million shares of common stock were available for settlement for proceeds of approximately $53.8 million at a forward price of $74.36.

Occupancy

The following table summarizes the average portfolio occupancy for SLC, Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jan-25	Dec-24	Nov-24	Oct-24	Sep-24	Aug-24	Jul-24	Jun-24
SLC Same-Store	9	85.7%	84.8%	85.0%	84.6%	84.0%	84.3%	84.0%	83.6%
SLC	10	84.7%	83.7%	84.0%	83.6%	82.9%	83.2%	82.9%	82.7%
Bickford Same-Store[1]	37	85.5%	86.2%	87.3%	87.3%	86.5%	85.6%	85.3%	84.7%
Bickford[2]	38	85.9%	86.5%	87.6%	87.7%	86.8%	86.0%	85.7%	85.2%
SHOP	15	89.6%	90.0%	89.4%	88.8%	89.1%	88.5%	88.3%	87.7%

	Properties	May-24	Apr-24	Mar-24	Feb-24	Jan-24	Dec-23	Nov-23	Oct-23
SLC Same-Store	9	84.1%	83.9%	83.8%	83.2%	83.3%	83.1%	83.2%	82.8%
SLC	10	83.4%	83.2%	83.1%	82.6%	82.8%	82.7%	82.6%	82.0%
Bickford Same-Store[1]	37	84.8%	85.4%	85.4%	85.6%	85.1%	84.4%	84.4%	85.2%
Bickford[2]	38	85.2%	85.8%	85.8%	86.0%	85.5%	84.9%	84.8%	85.6%
SHOP	15	86.8%	86.3%	86.3%	84.9%	84.7%	84.4%	82.9%	82.2%

1Prior periods restated for the sale of an assisted living community in Indiana that occurred in October 2024.
2Includes Chesapeake, Virginia building which opened in the second quarter of 2022. NHI exercised a purchase option in February 2023.

2025 Guidance

The Company’s guidance range for the full year 2025, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

	2025 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$141.6	$145.0

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	73.1	73.1
NAREIT FFO attributable to common stockholders	$214.7	$218.1

Adjustments to Normalized FFO (NFFO) attributable to common stockholders
Normalized FFO (NFFO) attributable to common stockholders	$214.7	$218.1

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue and lease incentive amortizations (net)[1]	(1.6)	(2.0)
Equity method investment adjustments	(1.8)	(1.8)
Equity method investment non-refundable fees received	1.4	1.8
Non-cash share-based compensation	5.4	5.5
SHOP[1] and equity method investment recurring capital expenditures	(2.2)	(1.9)
Other [2]	3.9	3.9
FAD attributable to common stockholders	$219.8	$223.6

Weighted average diluted common shares[3]	46.8	46.8
NAREIT FFO per diluted common share	$4.59	$4.66
NFFO per diluted common share	$4.59	$4.66

[1]Net of amounts attributable to non-controlling interests
[2]Includes credit loss reserve, non-real estate depreciation (net), and amortizations associated with debt facilities
[3]Includes settlement of all forward equity.

NHI’s 2025 annual guidance includes the following assumptions:
•$225 million in unidentified new investments at an initial average yield of 8.1%;
•Continued rent concessions, asset dispositions and loan repayments;
•Expenses associated with transitioning properties;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 12% - 15% year over year;
•Continued collection of deferred rents; and
•Investments from announced subsequent events.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, February 26, 2025, at 11:00 a.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 664117. The live broadcast of NHI’s fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income attributable to common stockholders	$43,213	$32,026	$137,867	$135,597
Elimination of certain non-cash items in net income:
Real estate depreciation	18,370	16,929	70,449	69,436
Real estate depreciation related to noncontrolling interests	(413)	(398)	(1,647)	(1,585)
Gains on sales of real estate	(4,960)	(1,221)	(6,678)	(14,721)
Impairments of real estate	—	—	654	1,642
NAREIT FFO attributable to common stockholders	56,210	47,336	200,645	190,369
Gain on operations transfer, net	—	—	—	(20)
Loss on early retirement of debt	—	—	—	73
Non-cash write-off of straight-line rents receivable	819	—	1,452	—
Gain on forward equity sale agreement, net	(6,261)	—	(6,261)	—
Non-cash rental income	—	—	—	(2,500)
Normalized FFO attributable to common stockholders	50,768	47,336	195,836	187,922
Non-cash lease revenue adjustments, net	(1,189)	(352)	(2,117)	(4,816)
Non-real estate depreciation, net	271	166	854	488
Amortization of debt issuance costs and discounts, net	1,215	717	3,783	2,647
Adjustments related to equity method investments, net	(452)	(1,066)	(2,265)	(2,202)
Recurring capital expenditures, net	(432)	(406)	(2,061)	(1,864)
Equity method investment non-refundable fees received	477	437	1,357	1,327
Note receivable credit loss expense	745	(351)	4,641	(266)
Non-cash share-based compensation	670	866	4,182	4,605
Normalized FAD attributable to common stockholders	$52,073	$47,347	$204,210	$187,841

BASIC
Weighted average common shares outstanding	45,117,095	43,388,841	43,844,771	43,388,794
NAREIT FFO attributable to common stockholders per share	$1.25	$1.09	$4.58	$4.39
Normalized FFO attributable to common stockholders per share	$1.13	$1.09	$4.47	$4.33

DILUTED
Weighted average common shares outstanding	45,435,267	43,388,841	44,102,636	43,389,466
NAREIT FFO attributable to common stockholders per share	$1.24	$1.09	$4.55	$4.39
Normalized FFO attributable to common stockholders per share	$1.12	$1.09	$4.44	$4.33

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
NOI Reconciliations:	2024	2023	2024	2023
Net income	$42,788	$31,718	$136,639	$134,381
Gains from equity method investment	—	(555)	(402)	(555)
Other income	—	—	—	(202)
Gain on forward equity sale agreement, net	(6,261)	—	(6,261)	—
Loss on early retirement of debt	—	—	—	73
Gain on operations transfer, net	—	—	—	(20)
Gains on sales of real estate, net	(4,960)	(1,221)	(6,678)	(14,721)
Loan and realty losses (gains)	745	(351)	5,295	1,376
General and administrative	5,416	4,923	20,736	19,314
Franchise, excise and other taxes	94	7	38	449
Legal	411	143	1,052	507
Interest	15,241	14,852	59,903	58,160
Depreciation	18,680	17,112	71,443	69,973
Consolidated net operating income (NOI)	$72,154	$66,628	$281,765	$268,735
NOI by segment:
Real Estate Investments	$68,754	$63,668	$269,127	$259,162
SHOP	3,250	2,888	12,170	9,222
Non-Segment/Corporate	150	72	468	351
Total NOI	$72,154	$66,628	$281,765	$268,735

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO, Normalized FAD and NOI to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)
Revenues:
Rental income	$65,784	$60,721	$257,049	$249,227
Resident fees and services	14,004	12,950	54,421	48,809
Interest income and other	5,966	5,794	23,711	21,799
	85,754	79,465	335,181	319,835
Expenses:
Depreciation	18,680	17,112	71,443	69,973
Interest	15,241	14,852	59,903	58,160
Senior housing operating expenses	10,756	10,062	42,251	39,587
Legal	411	143	1,052	507
Franchise, excise and other taxes	94	7	38	449
General and administrative	5,416	4,923	20,736	19,314
Taxes and insurance on leased properties	2,844	2,775	11,165	11,513
Loan and realty losses	745	(351)	5,295	1,376
	54,187	49,523	211,883	200,879
Gains on sales of real estate, net	4,960	1,221	6,678	14,721
Gain on operations transfer, net	—	—	—	20
Loss on early retirement of debt	—	—	—	(73)
Gains from equity method investment	—	555	402	555
Gain on forward equity sale agreement, net	6,261	—	6,261	—
Other income	—	—	—	202
Net income	42,788	31,718	136,639	134,381
Add: net loss attributable to noncontrolling interests	454	327	1,346	1,273
Net income attributable to stockholders	43,242	32,045	137,985	135,654
Less: net income attributable to unvested restricted stock awards	(29)	(19)	(118)	(57)
Net income attributable to common stockholders	$43,213	$32,026	$137,867	$135,597

Weighted average common shares outstanding:
Basic	45,117,095	43,388,841	43,844,771	43,388,794
Diluted	45,435,267	43,388,841	44,102,636	43,389,466

Earnings per common share - basic	$0.96	$0.74	$3.14	$3.13
Earnings per common share - diluted	$0.95	$0.74	$3.13	$3.13

NHI Reports Fourth Quarter 2024 Results

February 25, 2025

Selected Balance Sheet Data
($ in thousands)
	December 31, 2024	December 31, 2023

Real estate properties, net	$2,211,253	$2,107,082
Mortgage and other notes receivable, net	$268,926	$245,271
Cash and cash equivalents	$24,289	$22,347
Straight-line rent receivable	$87,150	$84,713
Assets held for sale, net	$—	$5,004
Other assets, net	$22,753	$24,063
Debt	$1,146,041	$1,135,051
National Health Investors Stockholders' Equity	$1,366,475	$1,253,952

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks, such as the COVID-19 pandemic, on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; risks related to our ability to raise capital through equity sales; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.